Exhibit 5.2

MAPLES

Our ref    MSJ/279908/35663149/1

to the Addressees named in the First Schedule

27 February 2015

Dear Sirs

Noble Holding International Limited

We have acted as counsel as to Cayman Islands law to Noble Holding International Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (the “Guarantor”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form S-3 dated 27 February 2015 (the “Registration Statement”) relating to the offering from time to time, in one or more series (if applicable), of debt securities, including unsecured debt securities of the Company and unsecured subordinated debt securities of the Company (collectively the “Debt Securities”), which would be guaranteed (the “Guarantees”) by the Guarantor, each series of Debt Securities and related Guarantees to be issued under indentures to be entered into by the Company and the Guarantor with Wells Fargo Bank, N.A. as trustee, substantially identical to the form set out in the Exhibit to the Registration Statement or incorporated by reference therein (the “Indentures”), as each such Indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation of the Company dated 6 December 2004 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to special resolutions of the Company dated 22 February 2013 (the “NHIL Memorandum and Articles”).

1.2	The Certificate of Incorporation dated 12 February 2002 and the amended and restated memorandum and articles of association of the Guarantor dated 30 March 2009 (the “Guarantor Memorandum and Articles”).

1.3	The minutes (the “NHIL Minutes”) of a meeting (the “NHIL Meeting”) of the board of directors of the Company held on 26 February 2015 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

1.4	The minutes (the “Guarantor Minutes”) of a meeting (the “Guarantor Meeting”) of the board of directors of the Guarantor held on 26 February 2015 and the corporate records of the Guarantor maintained at its registered office in the Cayman Islands.

1.5	A certificate from a director of each of the Company and the Guarantor, copies of which are attached to this opinion letter (the “Director’s Certificates”).

1.6	The Registration Statement.

1.7	The form of the Indentures.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificates. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Indentures and the Debt Securities issuable under the Indentures have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	The Indentures and the Debt Securities issuable under the Indentures are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	All signatures, initials and seals are genuine.

2.5	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and the Debt Securities issuable under the respective Indentures.

2.6	The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture.

2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under a duly authorised, executed and delivered Indenture and the Debt Securities issuable under the respective Indentures.

2.8	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.9	The issue of the Debt Securities under the Indentures will be of commercial benefit to the Company.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing.

3.2	The Guarantor has been duly incorporated as an exempted company with limited liability and is validly existing.

3.3	The Company has all the requisite power and authority under the NHIL Memorandum and Articles to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Debt Securities issuable under each such Indenture to which it is, or will be, a party.

3.4	The Guarantor has all the requisite power and authority under the Guarantor Memorandum and Articles to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Guarantees under each such Indenture to which it is, or will be, a party.

3.5	With respect to each issue of Debt Securities pursuant to an Indenture, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Indentures or the Debt Securities issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indentures to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2013 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures or the Debt Securities.

4.4	We have not reviewed the final form of the Indentures or the Debt Securities to be issued thereunder and, to the extent that the final forms thereof are different from the forms we have reviewed (to any degree that is material as a matter of Cayman Islands law), our opinions are qualified accordingly.

4.5	A certificate, determination, calculation or designation of any party to the Indentures or the Debt Securities issuable thereunder as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures or the Debt Securities and enforce the remainder of the Indentures or the Debt Securities or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures in this regard.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Indentures or the Debt Securities or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indentures or the Debt Securities and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by Baker Botts LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

First Schedule

Addressees

1	Noble Holding International Limited

PO Box 309

Ugland House

South Church Street

Grand Cayman KY1-1104

Cayman Islands

2.	Noble Holding International Limited

PO Box 309

Ugland House

South Church Street

Grand Cayman KY1-1104

Cayman Islands